EXHIBIT D

TO SECURITIES PURCHASE AGREEMENT

THIS SERIES B-2 CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR ANY SUCH OFFER, SALE OR TRANSFER IS MADE UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

SERIES B-2 CONVERTIBLE NOTE

Date: May 22, 2002
$1,500,000

FOR VALUE RECEIVED, MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC., a corporation organized under the laws of the State of Nevada (hereinafter called the "Borrower" or the "Corporation") hereby promises to pay to the order of SDS Merchant Fund, L.P. or registered assigns (individually, the "Holder", and collectively with the holders of all other notes of same like and tenor, the "Holders") the sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) on November 22, 2004 (the "Scheduled Maturity Date"), and to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum. Interest should accrue on the unpaid principal balance hereof from the date hereof (the "Issue Date") when the same becomes due and payable, whether semi-annually, at maturity, or upon prepayment, repayment, or otherwise. Any amount of principal of or interest on this Note which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the due date thereof until the same is paid. Interest shall be calculated based on a 365 day year and shall commence accruing on the Issue Date and, to the extent not converted in accordance with the provisions hereof, shall be payable in arrears at such time as the outstanding principal balance hereof with respect to which such interest has accrued becomes due and payable hereunder. Interest on the Note shall be payable on every six month anniversary of the Issue Date until and including the Scheduled Maturity Date or until the Note is fully converted, fully redeemed or exchanged (if applicable) in accordance with the terms of this Note. At the option of the Borrower, Borrower shall make payments of interest in lawful money of the United States of America or in shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock") determined in accordance with the provisions of this Note. All payments of principal (to the extent not converted in accordance with the terms hereof) shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made at such address as the Holder shall have given or shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.

The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note is being issued by the Borrower along with similar convertible notes designated as Series B-1 Convertible Notes and Series B-2 Convertible Notes (the "Other Notes" and, together with this Note, the "Notes") pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, between the Borrower and the signatories thereto (the "Securities Purchase Agreement"). The obligations under the Notes are secured as provided in an Amended and Restated Security Agreement, dated as of the date hereof, by and among the Borrower and the parties thereto (the "Security Agreement"), in the Amended and Restated Pledge Agreement, dated as of the date hereof, by and among the Borrower and the parties thereto (the "Pledge Agreement"), the Amended and Restated Intellectual Property Security Agreement, by and among the Borrower and the parties thereto (the "IP Security Agreement"), the Amended and Restated Subsidiary Guaranty Agreement, dated as of the date hereof, by and among the Borrower's subsidiary, Merlin Software Technologies, Inc. (the "Subsidiary") and the parties thereto (the "Subsidiary Guaranty Agreement"), the Amended and Restated Subsidiary Security Agreement, dated as of the date hereof, by and among the Subsidiary and the parties thereto (the "Subsidiary Security Agreement"), and the Amended and Restated Subsidiary Intellectual Property Security Agreement, dated as of the date hereof, by and among the Subsidiary and the parties thereto (the "Subsidiary IP Security Agreement"). The Notes, the Securities Purchase Agreement, the Warrants issued pursuant to the Securities Purchase Agreement (the "Warrants"), the Registration Rights Agreement, dated as of the date hereof, between the Corporation and the parties thereto (the "Registration Rights Agreement"), the warrants exchanged for the Series A warrants pursuant to the Securities Purchase Agreement (the "Exchange Warrants"), the Security Agreement, the Pledge Agreement, the IP Security Agreement, the Subsidiary Guaranty Agreement, the Subsidiary Security Agreement and the Subsidiary IP Security Agreement are collectively referred to herein as the "Transaction Documents."

ARTICLE I
PREPAYMENT

A. Mandatory Prepayment. Upon the occurrence of an Event of Default (as defined below), this Note shall be prepaid by the Borrower in accordance with the provisions of Article VII hereof. Except as provided in Paragraph B of this Article I, this Note may not be prepaid at the option of Borrower without the prior written consent of the Holder.

B. Prepayment at Borrower's Option.

(i) So long as no Event of Default shall have occurred (the "Default Condition"), the Borrower is not in material violation of any of its obligations under the Transaction Documents (the "Obligation Condition"), and the Daily Market Price of the Common Stock is greater than one dollar for any consecutive twenty (20) trading days (the "Price Condition," and together with the Default Condition and the Obligation Condition, the "Optional Prepayment Conditions"), then the Borrower shall have the right to prepay ("Prepayment at Borrower's Election") any portion of the then outstanding Notes (other than Notes which are the subject of a Notice of Conversion delivered prior to the delivery date of the Optional Prepayment Notice (as defined below)) for the Optional Prepayment Amount (as defined below), which right shall be exercisable at any time by the Borrower in its sole discretion by delivery of an Optional Prepayment Notice, and provided further that the Price Condition shall not apply in the event the Borrower elects to pay any portion of the then outstanding Notes within 180 days of the Issue Date. If the Borrower elects to prepay less than all of the amount outstanding under the Notes, any prepayment pursuant to this Article I.B shall be made ratably among the Holders of the Notes in proportion to the principal amount and accrued interest then outstanding. Holders of Notes may convert all or any part of their Notes selected for prepayment hereunder into Common Stock pursuant to Article III hereof by delivering a Notice of Conversion to the Borrower at any time prior to the Effective Date of Prepayment as defined in subparagraph (iii), as more fully described in Article I.B(v). The "Optional Prepayment Amount" with respect to each Note means 110% multiplied by the sum of the principal amount thereof plus all accrued and unpaid interest and the Default Amount (if applicable) through the date of prepayment; provided that if the Borrower prepays any portion of the then outstanding Notes within 180 days of the Issue Date the "Optional Prepayment Amount" shall mean, with respect to each Note, 100% multiplied by the sum of the principal amount thereof plus all accrued and unpaid interest and the Default Amount (if applicable) through the date of prepayment.

(ii) The Borrower may not deliver an Optional Prepayment Notice to a Holder of Notes unless on or prior to the date of delivery of such Optional Prepayment Notice, the Borrower shall have deposited with Stalt Inc. or another escrow agent reasonably satisfactory to the Holder, as a trust fund, cash sufficient in an amount to pay all amounts to which the Holders of Notes are entitled upon such prepayment pursuant to subparagraph (i) of this Paragraph B, with irrevocable instructions and authority to such transfer agent or escrow agent to complete the prepayment thereof in accordance with this Paragraph B. Any Optional Prepayment Notice delivered in accordance with the immediately preceding sentence shall be accompanied by a statement executed by a duly authorized officer of its transfer agent or escrow agent, certifying the amount of funds which have been deposited with such transfer agent or escrow agent and that the transfer agent or escrow agent has been instructed and agrees to act as prepayment agent hereunder.

(iii) The Borrower shall effect each prepayment under this Article I.B by giving at least ten (10) business days but not more than twenty (20) business days prior written notice (the "Optional Prepayment Notice") of the date which such prepayment is to become effective (the "Effective Date of Prepayment"), the Optional Prepayment Amount to (i) the Holders of the Notes at the address and facsimile number of such Holder appearing in the Borrower's register for the Notes and (ii) the transfer agent for the Common Stock, which Optional Prepayment Notice shall be deemed to have been delivered on the business day after the Borrower's fax (with a copy sent by overnight courier to the Holders of Notes) of such notice to the Holders of Notes.

(iv) The Optional Prepayment Amount shall be paid to the Holder of the Notes being prepaid on or before the date which is three (3) business days after the Effective Date of Prepayment; provided, however, that the Borrower shall not be obligated to deliver any portion of the Optional Prepayment Amount until either the Notes being prepaid are delivered to the office of the Borrower or the transfer agent, or the Holder notifies the Borrower or the transfer agent that such Notes have been lost, stolen or destroyed and delivers the documentation in accordance with Article XII.H hereof. Notwithstanding anything herein to the contrary, in the event that the Notes being prepaid are not delivered to the Borrower or the transfer agent prior to the third business day following the Effective Date of Prepayment, the prepayment of the Notes pursuant to this Article I.B shall still be deemed effective as of the Effective Date of Prepayment and the Optional Prepayment Amount shall be paid to the Holder of Notes being prepaid within five (5) business days of the date the Notes are actually delivered to the Borrower or the transfer agent.

(v) Notwithstanding the delivery of an Optional Redemption Notice, a Holder may convert some or a part of the outstanding principal amount of this Note subject to such Optional Redemption Notice by the delivery prior to the Optional Redemption Date of a Notice of Conversion to the Corporation pursuant to the procedures set for in Article III.B. In the event a Holder would be precluded from converting any portion of the outstanding principal amount of this Note subject to an Optional Redemption Notice due to the limitation contained in Article III.D(ii), the Optional Redemption Date shall automatically be extended by sixty (60) days.

(vi) Subject to Section 4(f) of the Securities Purchase Agreement, in the event the Borrower receives financing or financings from any source or sources, with the exception of SDS Merchant Fund, L.P. or its affiliates or any of its subsidiaries, pursuant to an agreement, understanding or other arrangement (including through the issuance of any Additional Securities (as defined in Article IX. A) or otherwise) that occurs within 180 business days of the date hereof (such financings in the aggregate shall be referred to herein as the "Financing"), the Borrower must apply (1) 10% of the gross proceeds from the Financing that exceed $3,000,000 and (2) an additional 15% of the gross proceeds from the Financing that exceed $4,000,000, to the prepayment of its obligations under the Notes in accordance with this Article I.B (except that the Optional Prepayment Conditions shall not apply), with such payment being deemed to have been applied first to all of the accrued and unpaid interest and then the principal outstanding under the Notes.

ARTICLE II
CERTAIN DEFINITIONS

The following terms shall have the following meanings:

A. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the aggregate principal amount and accrued interest represented by the then outstanding Notes ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported bid price of such security in the OTC Bulletin Board (the "Bulletin Board") for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the Pink Sheets LLC, in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

B. "Conversion Amount" means the portion of the principal amount of this Note being converted plus any accrued and unpaid interest thereon through the Conversion Date each as specified in the notice of conversion in the form attached as Exhibit 1 hereto (the "Notice of Conversion").

C. "Conversion Date" means, for any Optional Conversion (as defined below), the date specified in the Notice of Conversion so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

D. "Conversion Price" shall mean $0.40 per share of Common Stock, subject to adjustment as set forth herein.

E. "Daily Market Price" means, as of any date of determination, the daily volume weighted average sale price for the Common Stock, for the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such trading day and further shall be subject to adjustment as provided herein) on the principal United States securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the volume weighted average price for the Common Stock in the Bulletin Board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the volume weighted average of the bid prices of any market makers for such security as reported in the "pink sheets" by the Pink Sheets LLC, in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. For the avoidance of doubt, the trading day immediately preceding any Conversion Date is the last calendar day that is a trading day and which is immediately preceding the Conversion Date. If the Daily Market Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Daily Market Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

F. "Interest Payable" means accrued interest under the Note as of the date of calculation.

G. "Measurement Date" means for purposes of any issuances of securities, the date of such issuance.

H. "N" means the number of days from, but excluding, the Issue Date.

ARTICLE III
CONVERSION

A. Payment of Interest in Common Stock; Conversion at the Option of the Holder.

(i) Payment of Interest in Common Stock.

(a) If the Corporation elects to make any payment of interest due and payable in accordance with this terms of this Note in Common Stock, the Corporation shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

Interest Payable

Conversion Price

(b) All shares of Common Stock issued in accordance with this Article III.A(i) shall be registered under the Securities Act of 1933 and free of all restriction on resales.

(c) If any payment of interest in accordance with this Article III.A(i) would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon payment in accordance with this Article III.A(i) shall be the next higher whole number of shares.

(d) If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable in accordance with Article III.A(i) to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable in accordance with Article III.A(i). Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable in accordance with Article III.A(i) in lieu of delivering such shares by way of DTC Transfer.

(e) Notwithstanding any provision of Article III.A(i), all payments of interest in Common Stock shall be subject to the limitations of Article III.D. In the event that the issuance of any Common Stock in accordance with this Article III.A(i) would conflict with the provisions of Article III.D, the Corporation must make any payment of interest solely in lawful money of the United States of America.

(ii) Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph D of this Article III, the Holder may, at any time and from time to time on or after the Issue Date, convert (an "Optional Conversion") all or any part of the outstanding principal amount of this Note, plus all accrued interest thereon through the Conversion Date, into a number of fully paid and nonassessable shares of Common Stock upon payment of the Conversion Price. The number of shares of Common Stock issuable upon payment of the Conversion Price shall be determined in accordance with the following formula:

Conversion Amount

Conversion Price

B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (a) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (b) surrender or cause to be surrendered this Note, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall immediately send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either this Note is delivered to the Corporation or the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XII.H hereof.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of this Note accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XII.H) (the "Delivery Period"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of the portion of this Note being converted and (y) a new Note in the form hereof representing the balance of the principal amount hereof not being converted, if any. If the Corporation's transfer agent is participating in the DTC Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its DTC Transfer. If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Note.

(iii) No Fractional Shares. If any conversion of this Note would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Notes shall be the next higher whole number of shares.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price or the Conversion Amount, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall audit the calculations and notify the Corporation and the Holder of the results no later than two business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

C. Mandatory Conversion. Subject to the limitations on conversion contained in Paragraph D of this Article III, if at any time all of the Required Conditions (as defined herein) are satisfied and at any time after the Registration Statement Effective Date (as defined herein), the Daily Market Price of the Common Stock is greater than $1.50 for at least twenty (20) trading days during any consecutive thirty (30) trading days (the "Automatic Conversion Trigger Event"), each of the Notes, plus all accrued and unpaid interest due thereon through the date of the Automatic Conversion Trigger Event, shall be automatically converted into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the formula set forth in Paragraph A(ii) of Article III. The Corporation shall provide immediate written notice to each Holder of an Automatic Conversion Trigger Event and the Corporation and the Holders shall follow the applicable conversion procedures set forth in Article III.B; provided, however, that no Holder shall be required to deliver a Notice of Conversion to the Corporation.

(i) The "Required Conditions" shall consist of the following:

(a) each Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement shall have been declared effective by the Securities and Exchange Commission (the date in which the Registration Statement filed pursuant to the Registration Rights Agreement is declared effective is referred to as the "Registration Statement Effective Date")(it being understood that the Corporation shall comply with its obligations under Section 2(a) and 3(b) of the Registration Rights Agreement relating to the effectiveness of the Registration Statement);

(b) all shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants are then (1) authorized and reserved for issuance, (2) registered under the Securities Act for resale by the Holders and (3) eligible to be listed or traded on any of the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX"), NASDAQ National Market (the "NNM"), the NASDAQ SmallCap Market (the "SmallCap Market") (or the successor to any of them) or eligible for trading on the Bulletin Board;

(c) no Event of Default (as defined in Article VII.A below) shall be occurring or have occurred without having been cured as provided in Article VII.A; and

(d) all amounts, if any, then accrued or payable under this Note (other than accrued interest amounts that are convertible pursuant to the terms hereof but not yet otherwise payable) or the Registration Rights Agreement shall have been paid.

D. Limitations on Conversions. The conversion of this Note shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) Cap Amount. If the Corporation is prohibited by Rule 4350 of the National Association of Securities Dealers, Inc., or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock in excess of a prescribed amount (the "Cap Amount"), then the Corporation shall not be required to issue shares in excess of the Cap Amount. Assuming solely for purposes of this Paragraph D that such Rule 4350 is applicable, the Cap Amount shall be 3,640,562 shares. The Cap Amount shall be allocated pro rata to the Holders of the Notes as provided in Article XII.D. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VI.

(ii) No Five Percent Holders. In no event shall a Holder of this Note be entitled to receive shares of Common Stock upon conversion or in accordance with Article III.A(i) to the extent that the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (exclusive of shares of Common Stock issuable upon conversion of the unconverted portion of the Notes or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the Warrants) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (b) the number of shares of Common Stock issuable upon the conversion of the Notes or payment or interest thereon, as applicable, with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (a) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve such alteration, amendment, deletion or change. In applying the foregoing, such limitation should be applied in conjunction with the application of limitations on conversion or exercise analogous to the foregoing limitation.

ARTICLE IV
RESERVATION OF SHARES OF COMMON STOCK

A. Reserved Amount. On the Issue Date, the Corporation shall reserve fifteen million (15,000,000) shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Notes and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Notes at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the Holders of the Notes as provided in Article XII.D. The Corporation further covenants and agrees to use its best efforts to obtain shareholder approval to increase the number of authorized shares of Common Stock to 200,000,000 shares of Common Stock as soon as practicable after the date hereof.

B. Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "Authorization Trigger Date") shall be less than the number of shares of Common Stock issuable upon conversion of the Notes, the Corporation shall immediately notify the Holders of the Notes of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 135% of the number of shares of Common Stock then issuable upon conversion of the Notes. In the event the Corporation fails to so increase the Reserved Amount within, in the event shareholder approval is required ninety (90) days, or, in the event only approval of the Corporation's Board of Directors is required, ten (10) days after an Authorization Trigger Date, each Holder of the Notes shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined in Article VII.C) to the Corporation, to require the Corporation to prepay for cash, at the Default Amount (as defined in Article VII.B), a portion of the Holder's principal amount outstanding of the Notes (plus accrued interest thereon) such that, after giving effect to such prepayment, the Holder's allocated portion of the Reserved Amount equals the total number of shares of Common Stock issuable to such Holder upon conversion of its Note. If the Corporation fails to pay the Default Amount within five (5) business days after its receipt of such Default Notice, then such Holder shall be entitled to the remedies provided in Article VII.C. Notwithstanding anything else contained herein, if the Corporation has a sufficient number of authorized shares of Common Stock, the Corporation shall immediately issue additional shares of Common Stock to any Holder who has exceeded its allocated portion of the Reserved Amount upon conversions by such Holder of its Notes.

C. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Notes to any Holder because the Corporation does not then have available a sufficient number of authorized and reserved shares of Common Stock, then the Conversion Price in respect of any Notes held by any Holder (including Notes submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such Holder) shall be adjusted as provided in Article V.A.

ARTICLE V
FAILURE TO SATISFY CONVERSIONS

A. Conversion Defaults; Adjustments to Conversion Price. The following shall constitute a "Conversion Default": (i) following the submission by a Holder of a Notice of Conversion, the Corporation fails for any reason (other than because of an event described in clause (iii) below) to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such conversion, such number of freely tradeable shares of Common Stock to which such Holder is entitled upon such conversion, (ii) the Corporation provides notice to any Holder at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of the Notes (other than because of an event described in clause (iii) below), or (iii) the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Notes to any Holder because the Corporation (A) does not have available a sufficient number of authorized and reserved shares of Common Stock or (B) such issuance would exceed the then unissued portion of such Holder's Cap Amount. In the case of a Conversion Default described in clause (ii) above, the Conversion Price in respect of any Notes held by such Holder (including Notes submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such Holder) shall at all times thereafter be $.10. In the case of a Conversion Default described in clause (i) or (iii) above, the Conversion Price in respect of any Notes held by such Holder (including Notes submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such Holder) shall thereafter be the lesser of (x) the Conversion Price on the date of the Conversion Default and (y) the lowest Conversion Price in effect during the period beginning on, and including, such date through and including (A) in the case of a Conversion Default referred to in clause (i) above, the earlier of (1) the day such shares of Common Stock are delivered to the Holder and (2) the day on which the Holder regains its rights as a Holder of the Notes with respect to such unconverted Notes pursuant to the provisions of Article XII.L hereof, and (B) in the case of a Conversion Default referred to in clause (iii) above, the date on which the prohibition on issuances of Common Stock terminates. In the case of a Conversion Default described in clause (ii) above, the Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date (as hereinafter defined). Upon the occurrence of each reset of the Conversion Price pursuant to this Paragraph A, the Corporation, at its expense, shall promptly compute the new Conversion Price and prepare and furnish to each Holder of the Notes a certificate setting forth such new Conversion Price showing in detail each Conversion Price in effect during such reset period.

"Default Cure Date" means (i) with respect to a Conversion Default described in clause (i) of its definition, the date the Corporation effects the conversion of all of the outstanding Notes, and (ii) with respect to a Conversion Default described in clause (ii) of its definition, the date the Corporation issues freely tradeable shares of Common Stock in satisfaction of all conversions of the Notes in accordance with Article III.A(ii), and (iii) with respect to either type of a Conversion Default, the date on which the Corporation prepays the Notes held by such Holder pursuant to Paragraph C of this Article V.

B. Buy-In Cure. Unless the Corporation has notified the applicable Holder in writing prior to the delivery by such Holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of the Notes or (b) there shall occur a Legend Removal Failure (as defined in Article VII.A(iv) below) and (ii) thereafter, such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such Holder of the unlegended shares of Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such Holder (in addition to any other remedies available to the Holder) the amount by which (x) such Holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the Holder $1,000. A Holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such Holder pursuant to this Paragraph B. The Corporation shall make any payments required pursuant to this Paragraph B in accordance with and subject to the provisions of Article XII.J.

C. Right to Require Prepayment. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the Holder, for any reason (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the Holders shall have the remedies set forth in Articles IV and VI, respectively) to issue shares of Common Stock within 10 business days after the expiration of the Delivery Period with respect to any conversion of the Notes, then the Holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Default Notice (as defined in Article VII.C) to the Corporation, to have all or any portion of such Holder's outstanding Notes prepaid by the Corporation for cash, at the Default Amount (as defined in Article VII.B). If the Corporation fails to pay such Default Amount within five business days after its receipt of a Default Notice, then such Holder shall be entitled to the remedies provided in Article VII.C.

ARTICLE VI
INABILITY TO CONVERT DUE TO CAP AMOUNT

A. Obligation to Cure. If at any time the then unissued portion of any Holder's Cap Amount is equal to the number of shares of Common Stock then issuable upon conversion of such Holder's Notes (a "Trading Market Trigger Event"), the Corporation shall immediately notify the Holders of Notes of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the Notes but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of such Cap Amount ("Trading Market Prohibitions"). In the event the Corporation fails to eliminate all such Trading Market Prohibitions within 90 days after the Trading Market Trigger Event, then each Holder shall thereafter have the option, exercisable in whole or in part at any time and from time to time until such date that all such Trading Market Prohibitions are eliminated, by delivery of a Default Notice (as defined in Article VII.C) to the Corporation, to require the Corporation to repay for cash, at the Default Amount, a principal amount of the Holder's Notes such that, after giving effect to such repayment, the then unissued portion of such Holder's Cap Amount is equal to the total number of shares of Common Stock issuable upon conversion of such Holder's Notes. If the Corporation fails to pay the Default Amount within five (5) business days after its receipt of a Default Notice, then such Holder shall be entitled to the remedies provided in Articles VI.B and VII.C.

B. Remedies. If the Corporation fails to repay any Notes pursuant to Article VI.A within five business days after its receipt of such Default Notice, and thereafter the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Notes to any Holder because such issuance would exceed the then unissued portion of such Holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, any Holder who is so prohibited from converting its Notes may elect either or both of the following additional remedies:

(i) to require, with the consent of Holders of at least fifty percent (50%) of the aggregate outstanding principal amount and accrued interest of the Notes (including any Notes held by the requesting Holder), the Corporation to terminate the listing of its Common Stock on any stock exchange, interdealer quotation system or trading market and to cause its Common Stock to be eligible for trading on the Bulletin Board; or

(ii) to require the Corporation to issue shares of Common Stock in accordance with such Holder's Notice of Conversion at a conversion price equal to the average of the Daily Market Price for the Common Stock during the five consecutive trading days ending on the trading day immediately preceding the date of the Holder's written notice to the Corporation of its election to receive shares of Common Stock pursuant to this subparagraph (ii) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such five trading day period).

C. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Notes to any Holder because such issuance would exceed the then unissued portion of such Holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities then the Conversion Price in respect of any Notes held by any Holder (including Notes submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued) shall be adjusted as provided in Article V.A.

ARTICLE VII
EVENTS OF DEFAULT

A. Events of Default. In the event (each of the events described in clauses (i)-(x) below after expiration of the applicable cure period (if any) being an "Event of Default"):

(i) the Corporation fails (A) to pay the principal hereof when due, whether at maturity, upon acceleration or otherwise or (B) to pay any installment of interest hereon when due and such failure continues for a period of ten (10) business days after the due date hereof;

(ii) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Notes) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the NYSE, the AMEX, the NNM, the SmallCap Market or is not eligible for trading on the Bulletin Board for an aggregate of 10 trading days in any nine month period;

(iii) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement has not been declared effective by the 120th day following the filing of such Registration Statement or such Registration Statement, after being declared effective, cannot be utilized by the Holders of the Notes for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement);

(iv) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of the Notes upon conversion of any of the Notes as and when required by this Note, the Securities Purchase Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for ten (10) business days after the Corporation has been notified thereof in writing by the Holder;

(v) the Corporation provides notice to any Holder of the Notes, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any Holder of the Notes upon conversion in accordance with the terms of the Notes (other than due to the circumstances contemplated by Articles IV or VI for which the Holders shall have the remedies set forth in such Articles);

(vi) the Corporation shall:

(a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

(b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged and the Corporation has not sold or issued Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance); or

(c) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

(vii) the Corporation otherwise shall breach any material term hereunder (including, without limitation, Article V hereof) and such breach, if subject to cure, continues uncured for 10 business days after the Corporation has been notified thereof in writing, or;

(viii) the Corporation, or any other signatory thereto (as applicable), shall breach any material term of the Transaction Documents or any other agreement between the Corporation and the Holder, including, without limitation, the representations and warranties and covenants in the Transaction Documents and such breach, if subject to cure, continues uncured for ten (10) business days after the Corporation has been notified thereof in writing by any Holder;

(ix) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or

(x) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation, then, upon the occurrence of any such Event of Default, at the option of each Holder, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined in Paragraph C below) to the Corporation while such Event of Default continues, the Corporation shall pay the Holders (and upon the occurrence of an Event of Default specified in subparagraphs (ix) and (x) of this Paragraph A, the Corporation shall be required to pay the Holders), in satisfaction of its obligation to pay the outstanding principal amount of the Notes and accrued and unpaid interest thereon, an amount equal to the Default Amount (as defined in Paragraph B below) and such Default Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which are hereby expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in clauses (v), (vi), (ix) or (x) above shall immediately constitute an Event of Default and there shall be no cure period. Upon the Corporation's receipt of any Default Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Default Announcement (as defined below) to all of the Holders in response to the Corporation's initial receipt of a Default Notice from a Holder of the Notes, the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "Default Announcement") to all Holders of the Notes stating the date upon which the Corporation received such Default Notice and the amount of the Notes covered thereby. The Corporation shall not redeem any Notes during the three trading day period following the delivery of a required Default Announcement hereunder. At any time and from time to time during such three trading day period, each Holder of the Notes may request (either orally or in writing) information from the Corporation with respect to the instant default (including, but not limited to, the aggregate principal amount outstanding of Notes covered by Default Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting Holder.

B. Definition of Default Amount. The "Default Amount" with respect to a Note means an amount equal to the greater of:

(i)

V x M

C P

and (ii) V x 115%

where:

"V" means the aggregate principal amount outstanding of the Notes being paid plus all accrued and unpaid interest thereon through the payment date;

"CP" means the Conversion Price in effect on the date on which the Corporation receives the Default Notice; and

"M" means the greater of (i) the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Default Notice and ending on the date immediately preceding the date of payment of the Default Amount or (ii) the fair market value, as of the date on which the Corporation receives the Default Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the repayment obligation. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and Holders of a majority-in-interest of the then outstanding principal amount of the Notes, or if such agreement cannot be reached within five business days prior to the date of repayment, by an investment banking firm selected by the Corporation and reasonably acceptable to Holders of a majority-in-interest of the then outstanding principal amount of the Notes, with the costs of such appraisal to be borne by the Corporation.

C. Failure to Pay Default Amounts. If the Corporation fails to pay any Holder the Default Amount with respect to any Note within five business days after its receipt of a notice requiring such repayment (a "Default Notice"), then the Holder of any Note delivering such Default Notice (i) shall be entitled to interest on the Default Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Default Notice until the date of payment of the Default Amount hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A(ii) of Article III) all or any portion of the Default Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date on which the Corporation receives the Default Notice and ending on the Conversion Date with respect to the conversion of such Default Amount. In the event the Corporation is not able to repay all of the outstanding Notes subject to Default Notices delivered prior to the date upon which such repayment is to be effected, the Corporation shall repay the outstanding Notes from each Holder pro rata, based on the total amounts due on the Notes at the time of repayment included by such Holder in all Default Notices delivered prior to the date upon which such repayment is to be effected relative to the total amounts due under the Notes at the time of repayment included in all of the Default Notices delivered prior to the date upon which such repayment is to be effected.

ARTICLE VIII
ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issue Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the Holders of the Notes shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article III.D) had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) shall be made with respect to the rights and interests of the Holders of the Notes to the end that the economic value of the Notes are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each Holder of the Notes has received written notice of such transaction at least 75 days prior thereto, but in no event later than 20 days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) the obligations of the Notes. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the Notes outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

C. Adjustment Due to Major Announcement. In the event the Corporation at any time after the Issue Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or through any other method (the date of the announcement referred to in clause (i) or (ii) of this Paragraph C is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the tenth trading day following the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price determined in accordance with Article II.D on the Conversion Date set forth in the Notice of Conversion for the Optional Conversion. From and after the tenth trading day following the Abandonment Date, the Conversion Price shall be determined as set forth in Article II.D. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement as contemplated by this Paragraph C has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph C to become operative.

D. Adjustment Due to Distribution. If, at any time after the Issue Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the Holders of the Notes shall be entitled, upon any conversion of the Notes after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article III.D) had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

E. Purchase Rights. If, at any time after the Issue Date, the Corporation issues any Convertible Securities (as defined in Article VIII.F(ii)(a)) or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders of the Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Notes (without giving effect to the limitations contained in Article III.D) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

F. Adjustment of Conversion Price.

(i) Except as otherwise provided in Paragraphs A and B of this Article VIII, if and whenever during any period after the Issuance Date the Corporation issues or sells, or in accordance with Article VIII.F(ii) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect at the time of such issuance (a "Dilutive Issuance"), then effective immediately upon the Dilutive Issuance, the Conversion Price will be adjusted to equal the per share price at which such shares were issued, sold or deemed to have been issued or sold in such Dilutive Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph F if such adjustment would result in an increase in the Conversion Price.

(ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Subsection (i), the following will be applicable:

(a) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities exercisable, convertible into or exchangeable for Common Stock ("Convertible Securities") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the Measurement Date of such securities ("Below Conversion Price Options"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Conversion Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Below Conversion Price Options" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Conversion Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Conversion Price Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Conversion Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof (determined in accordance with the calculation method set forth in Article VIII.F(ii)(b)(2) below) at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Conversion Price Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Conversion Price Options.

(b) Issuance of Convertible Securities.

(1) If the Corporation in any manner issues or sells any Convertible Securities, which Convertible Securities do not have a fluctuating conversion or exercise price or exchange ratio, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Article VIII.F(ii)(b)(2) if applicable) is less than the Conversion Price in effect on the Measurement Date, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

(2) If the Corporation in any manner issues or sells any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "Variable Rate Convertible Security"), then the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" for purposes of the calculation contemplated by Article VIII.F(ii)(b)(1) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the Conversion Price on the Measurement Date of such Variable Rate Convertible Security was 75% of the Conversion Price on such date (the "Assumed Variable Market Price"). Further, if the Conversion Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Article VIII.F with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 75% of the Daily Market Price existing at the time of the adjustment required by this sentence.

(3) Change in Option Price or Conversion Rate. If there is a change at any time in (a) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (b) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities; or (c) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution and except when an adjustment is made pursuant to Article VIII.F(ii)(b)(2) above), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(4) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Daily Market Price with respect to such securities thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Options or Convertible Securities are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, any Holder of the Notes may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the "Disregarded Securities") issued, granted or sold in such transaction or series of transactions. If the Holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article VIII.F for the issuance of the Disregarded Securities or upon any conversion or exercise thereof. For example, if the Corporation were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below market price and, if so, for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the Convertible Securities. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the Holder hereof does not agree to such fair market value calculation within three business days after receipt thereof from the Corporation, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

G. Exceptions to Adjustment of Conversion Price. Notwithstanding any other provision of this Article VIII, no adjustment to the Conversion Price will be made (i) upon the grant or exercise of any Convertible Securities or issuance of stock to employees, directors or consultants of the Corporation which may hereafter be granted to, issued to, or exercised by any employee, director or consultant under any stock option or similar benefit plan or arrangement of the Corporation now existing or to be implemented in the future, so long as (A) the issuance of such stock or Convertible Securities is approved by a majority of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose and (B) the exercise price or conversion price for such Convertible Securities, or issue price for such stock, is no less than the greater of (1) 85% of the Daily Market Price in effect on the date of such issuance or grant or (2) 85% of the Conversion Price in effect on the date of such issuance or grant, and (C) the aggregate of all issuances or grants of any stock or Convertible Securities to employees, directors or consultants of the Corporation (excluding such number of shares of Common Stock issued to Robert Heller and Gary Heller prior to August 1, 2000, which total, for purposes of this Paragraph G, shall not exceed in any event 6,000,000 shares of Common Stock) does not exceed 17% of the Issuance Cap, or (ii) upon conversion of the Notes or exercise of the Warrants.

The term "Issuance Cap," when used in this Paragraph G, shall mean the aggregate of the outstanding Common Stock plus all shares of Common Stock issuable upon conversion of any debt securities or preferred stock of the Corporation, whether existing now or hereafter issued or granted, plus all shares of Common Stock issuable pursuant to the exercise of any warrants or options of the Company, whether existing now or hereafter issued or granted, which shares of Common Stock which are issuable upon conversion or exercise are issued or granted at a price that is no greater than 125% of the Daily Market Price, all as of the Measurement Date.

H. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by Article VIII.A through F, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Notes then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

I. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VIII, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of the Notes a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of the Notes, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of any Note.

ARTICLE IX
EXCHANGE

A. Exchange. Subject to the terms and conditions specified in this Article IX, for a period of twenty-four calendar months after the Issue Date, each Holder shall have a right to participate with respect to the future issuance of securities by the Corporation, whether in the form of debt (including debt which is convertible into equity or in which there is an equity component), equity, or equity-linked securities ("Additional Securities"). Each time the Corporation proposes to offer any Additional Securities, the Corporation shall make an offering of such Additional Securities to each Holder in accordance with the following provisions:

(i) the Corporation shall deliver a notice (the "Notice") to the Holder stating (a) its bona fide intention to offer such Additional Securities, (b) the number of such Additional Securities to be offered, (c) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (d) the anticipated closing date of the sale of such Additional Securities;

(ii) by written notification received by the Corporation, within 10 days after giving of the Notice, any Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities which equals the proportion that the principal amount and accrued interest outstanding under the Notes owed to such Holder bears to the total principal amount and accrued interest of the Notes outstanding owed to all Holders, by applying the outstanding principal balance and accrued interest under the Notes held by such Holder to the purchase price of, and as payment for the Additional Securities, without further consideration. The Corporation shall promptly, in writing, inform each Holder which elects to purchase all of the Additional Shares available to it ("Fully-Exercising Holder") of any other Holder's failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the Holders were entitled to subscribe but which were not subscribed for by the Holders which is equal to the principal amount and accrued interest outstanding under the Notes owed to such Fully-Exercising Holder bears to the total principal amount and accrued interest outstanding under the Notes owed to all Fully-Exercising Holders (as of the date of the Notice) who wish to purchase some of the unsubscribed shares at the time of such purchase;

(iii) the maximum amount of Additional Securities purchasable by any Holder pursuant to this Article IX is equal to that which would be purchasable by applying the entire outstanding principal balance and accrued interest under the Note or Notes held by such Holder to the purchase price of the Additional Securities;

(iv) if all Additional Securities which the Holders are entitled to obtain pursuant to Article IX.A(ii) are not elected to be obtained as provided in Article IX.A(ii), the Corporation may, during the 60-day period following the expiration of the period provided in Article IX.A(ii) hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Corporation does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the Holders in accordance herewith; and

(v) the exchange right in this Article IX.A shall not be applicable to (a) the issuance or sale of shares of Common Stock (or options therefor) to employees, officers, directors, or consultants of the Corporation for the primary purpose of soliciting or retaining their employment or service pursuant to a stock option plan (or similar equity incentive plan) approved by the Board of Directors, (b) the issuance or sale of the Notes, (c) the initial issuance or sale to investors of two separate series of notes of the Corporation, currently anticipated to be designated as Series C Notes and Series D Notes, in a private placement transaction, or (d) the issuance of securities in connection with mergers, acquisitions, strategic business partnerships or joint ventures (the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital).

ARTICLE X
RANK

A. The Notes shall rank senior to any indebtedness outstanding as of the Issue Date as to repayment.

ARTICLE XI
CONSENT RIGHTS

A. The Corporation shall not (i) declare or pay any dividends (whether in cash or stock or otherwise make any distributions with respect to Common Stock or (ii) create or sell any securities that rank senior to or pari passu with the Notes without the written consent of the Holders of a majority of the principal amount and interest of the Notes outstanding.

ARTICLE XII
MISCELLANEOUS

A. Failure or Indulgency Not Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

B. Notices. Any notices required or permitted to be given under the terms of this Note shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

If to the Corporation:

MERLIN SOFTWARE TECHNOLOGIES
INTERNATIONAL, INC.
Central Place
4370 Dominion Street, 3rd Floor
Burnaby, British Columbia
Canada V56 4L7
Telecopy: (604) 320-7277
Attention: Robert Heller

with a copy to:

Clark, Wilson
800 - 885 West Georgia Street
Vancouver, BC V6C 3H1
Telecopy: (604) 687-6314
Attention: Herbert Ono

If to the Holder, to the address set forth under such Holder's name on the signature page to the Securities Purchase Agreement executed by such Holder. Each party shall provide notice to the other parties of any change in address or the address of any transferee of the Note.

C. Amendment Provision. This Note and any provision hereof may be amended only by an instrument in writing signed by the Corporation and the Holders of a majority of the principal amount of the Notes.

D. Assignability; Allocation of Cap Amount and Reserved Amount. This Note shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. Notwithstanding anything to the contrary contained in this Note or the Transaction Documents, this Note may be pledged and all rights of the Holder under this Note may be assigned to any affiliate or to any other person or entity without the consent of the Corporation. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the Holders of the Notes based on the aggregate principal amount of Notes issued to each Holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the Holders of Notes based on the outstanding principal amount of Notes held by each Holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Notes, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Notes shall be allocated to the remaining Holders of Notes, pro rata based on the outstanding principal amount of Notes then held by such Holders.

E. Cost of Collection. If default is made in the payment of this Note, the Corporation shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

F. Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in the State of New York in any suit or proceeding based on or arising under this Note and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

G. Denominations. At the request of the Holder, upon surrender of this Note, the Corporation shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as the Holder shall request.

H. Lost or Stolen Notes. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Note and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of any Note, the Corporation shall execute and deliver a new Note of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Note if the Holder contemporaneously requests the Corporation to convert such Note.

I. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any Notes are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each Holder a written report notifying the Holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total outstanding principal amounts of Notes as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Notes prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Notes as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Notes before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each Holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within 15 days after delivery to the Corporation of a written request by any Holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph I as of the date of such request. Simultaneously with delivering such quarterly statements or responding to such written request, the Corporation shall issue a press release containing substantially the same information.

J. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a Holder under the Notes (whether a Default Amount or upon prepayment, repayment or otherwise), such cash payment shall be made in U.S. dollars to the Holder within five business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five business day period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

K. Restrictions on Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) they first shall have been registered under the Securities Act (the "Act") and applicable state securities laws, (ii) the Corporation shall have been furnished with an opinion of legal counsel (in form, substance and scope customary for opinions in such circumstances) to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold under Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold under an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Note, the Corporation shall remove the foregoing legend from the certificate and issue to such holder a new certificate therefor free of any transfer legend, if (i) with such request, the Corporation shall have received either (A) an opinion of counsel, in form, substance and scope customary for opinions in such circumstances, to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from Holder that Holder is eligible to sell such security under Rule 144 or (ii) a registration statement under the Securities Act covering the resale of such securities is in effect. Nothing in this Note shall (i) limit the Corporation's obligation under the Registration Rights Agreement, or (ii) affect in any way any Holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

L. Status as Note Holder. Upon submission of a Notice of Conversion by a Holder of the Notes, (i) the principal amount of the Notes and the interest thereon covered thereby (other than any portion of the Notes, if any, which cannot be converted because their conversion would exceed such Holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock as of the Conversion Date and (ii) the Holder's rights as a Holder of such Notes shall cease and terminate (but only with respect to that portion of the Notes covered by such Notice of Conversion), excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of the Notes. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses (i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the Holder. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth business day after the expiration of the Delivery Period with respect to a conversion of Notes for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 10 business day period) the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under the Notes and the Corporation shall, as soon as practicable, return the Notes to the Holder. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive payments pursuant to Article VI.C to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.A) for the Corporation's failure to convert the Notes.

M. Remedies Cumulative. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Note. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Notes and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the Holders of the Notes shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

N. Obligation to Cure. If the Corporation is prohibited from issuing shares of Common Stock to a Holder for any reason, the Corporation shall immediately notify the Holders of Notes of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders) to eliminate any prohibitions under applicable law or the rules of regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock.

O. Trading Day. For purposes of this Note, the term "trading day" means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

P. Business Day. For purposes of this Note, the term "business day" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officer.

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.

By:/s/ Trevor McConnell

Name: Trevor McConnell

Title: CFO

Exhibit 1

NOTICE OF CONVERSION

To: MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.
Central Place
4370 Dominion Street, 3rd Floor
Burnaby, British Columbia
Canada V56 4L7
Telecopy:
Attention: Robert A. Heller

The undersigned hereby irrevocably elects to convert $[ ] principal amount of the Note (the "Conversion"), into shares of common stock ("Common Stock") of MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC. (the "Corporation") according to the conditions of the Series B-2 Convertible Note dated May 22, 2002 (the "Note"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of the Note is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is [ ]) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

In the event of partial exercise, please reissue an appropriate Note(s) for the principal balance which shall not have been converted.

Check Box if Applicable:

[ ] In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned or its nominee (if applicable) physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Price:

Amount of Accrued and Unpaid Interest
on the Principal Amount to be converted,
if any:

Default Amount to be converted, if any:

Number of Shares of
Common Stock to be Issued:

Signature:

Name:

Address: